Exhibit 99.1

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FOR IMMEDIATE RELEASE

CONTACT:

C. Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX CORPORATION REPORTS PROFITABLE FOURTH

QUARTER AND FISCAL 2003 RESULTS

RICHARDSON, TX—April 24, 2003—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today announced positive operating results for the sixth consecutive quarter. For the fiscal fourth quarter ended March 31, 2003, AMX reported net income of $0.9 million or $0.08 per diluted share on revenues of $19.9 million. In the year ago quarter, AMX reported pro forma net income of $0.2 million or $0.01 per diluted share on revenues of $21.6 million (excluding a one-time tax benefit of $2.0 million and restructuring reversals of $0.2 million). The tax benefit was realized in the prior year due to the Job Creation and Worker Assistance Act of 2002. Including the tax benefit and restructuring reversals, AMX reported net income on a GAAP basis of $2.3 million or $0.21 per diluted share in the year ago quarter.

Total revenues of $19.9 million were down 8% from $21.6 million in the year ago quarter. Commercial revenue of $17.2 million, which represents approximately 86% of total revenue and includes both domestic and international sales, was down 4% from $17.8 million in the year ago quarter. Residential revenue of $2.8 million decreased 27% from $3.8 million in the year ago quarter, but was flat compared to last quarter’s revenue.

For the fiscal year ended March 31, 2003, overall revenues of $82.6 million were down 6% from $87.6 million in the previous fiscal year. Overall commercial revenues of $72.2 million were down slightly from $73.0 million in fiscal 2002. Residential revenues of $10.4 million were down 29% from $14.6 million in the previous fiscal year. Net income on a GAAP basis for the year ended March 31, 2003 was $3.1 million or $0.28 per diluted share compared to pro forma net income of $1.2 million or $0.10 per diluted share in the previous fiscal year (excluding one-time and restructuring charges of $6.4 million). The net loss on a GAAP basis in the previous fiscal year, which included one-time and restructuring charges of $6.4 million, was $5.3 million or $0.48 per share.

Commenting on the Company’s performance, Bob Carroll, President and Chief Executive Officer said, “We are pleased with the Company’s continued profitability, particularly during challenging economic times

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worldwide. Our ability to generate profitable operating results under these conditions allows us to continue aggressively investing in product development and executing our business plan. These actions should enable the company to capture additional market share throughout the market downturn and drive long-term sales growth. The company continues to generate positive operating results and improve its balance sheet and its liquidity, while making substantial investments in research and development. For fiscal 2003, research and development spending was 34% higher than the previous fiscal year. Free cash flow, defined as net operating and investing cash flow, was $2.2 million this quarter and was $9.2 million for fiscal 2003. At March 31, 2003, cash on hand was $5.0 million and total liabilities had declined by nearly 50% from March 31, 2002.”

“We are pleased with the progress we have made as an organization, and are encouraged by the excitement that our new products have generated in the marketplace. We are continuing to introduce new and innovative products for the control industry that we expect to drive future sales growth, particularly as the economy improves,” continued Carroll.

For the three months ended March 31, 2003:

•	Earnings per diluted share were $0.08 compared to pro forma earnings per diluted share of $0.01 for the same period last year (excluding the one-time tax benefit and restructuring reversals totaling $2.2 million).

•	Revenues were $19.9 million.

•	Gross margins were 52%.

•	Operating expenses were $9.3 million as compared to pro forma operating expenses of $10.4 million in the year ago period (excluding the benefits of restructuring reversals). GAAP operating expenses in the year ago quarter were $10.2 million.

•	Operating income was $1.1 million as compared to pro forma operating income of $0.4 million in the year ago period (excluding restructuring reversals). GAAP operating income was $0.5 million in the year ago period.

For the twelve months ended March 31, 2003:

•	Earnings per diluted share were $0.28 compared to pro forma diluted earnings per share of $0.10 for the previous fiscal year (excluding the one-time and restructuring charges).

•	Revenues were $82.6 million.

•	Gross margins were 51%.

•	Operating expenses were $38.3 million as compared to pro forma operating expenses of $41.7 million in the previous fiscal year (excluding $1.8 million of one-time and restructuring charges). GAAP operating expenses in the previous fiscal year were $43.5 million.

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•	Operating income was $3.8 million as compared to pro forma operating income of $2.0 million in the previous fiscal year (excluding $4.1 million of one-time and restructuring charges). On a GAAP basis, the Company reported a net operating loss of $2.1 million in the last fiscal year.

Non-GAAP Financial Measures

In addition to the GAAP results provided throughout this press release, the Company has provided certain non-GAAP financial measures. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its financial performance and overall results of operations. Management, as well as certain investors, use these results of operations, excluding special items, to measure the Company’s current financial performance. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past and present operating results. A reconciliation to comparable GAAP measures is provided in the accompanying tables to this press release, which will be maintained on the Company’s website at www.amx.com. The financial measures provided are consistent with the Company’s historical financial reporting practices. The non-GAAP measures provided in this press release may not be comparable to similarly-titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Webcast

In conjunction with the Fourth Quarter earnings release, the Company invites you to listen to its conference call via its webcast over the Internet at 11:00 a.m. Eastern Time, April 24. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz378374504gf12.html. The call is open to the general public and is also available by dialing (800) 362-0571. Please use conference call identification number “AMX” to access the live call. A replay of the conference call will also be available one to two hours after the end of the call. To access the replay, please dial (800) 283-8217 and enter the passcode “AMX.” In addition, the call will be archived on the Company’s website at www.amx.com.

About AMX Corporation

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

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Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

	Three Months Ended March 31, (unaudited)			Year Ended March 31,
	2003	Pro forma Excluding One-Time and Restructuring 2002	As Reported 2002	2003	(unaudited) Pro forma Excluding One-Time and Restructuring 2002	As Reported 2002
Commercial sales	$17,154	$17,805	$17,805	$72,220	$72,995	$72,995
Residential sales	2,768	3,787	3,787	10,391	14,612	14,612

Net sales	19,922	21,592	21,592	82,611	87,607	87,607

Cost of sales	9,520	10,824	10,824	40,472	43,885	46,262

Gross profit	10,402	10,768	10,768	42,139	43,722	41,345

Selling and marketing expenses	4,763	6,367	6,367	20,713	26,923	27,792
Research and development expenses	2,358	1,562	1,562	9,210	6,854	6,854
Restructuring costs	—	—	(158)	—	—	298
General and administrative expenses	2,196	2,466	2,466	8,392	7,923	8,515

Total operating expenses	9,317	10,395	10,237	38,315	41,700	43,459

Operating income (loss)	1,085	373	531	3,824	2,022	(2,114)

Interest expense	83	164	164	415	727	727
Other income (loss), net	(4)	(4)	(4)	9	38	(96)

Income (loss) before income taxes	998	205	363	3,418	1,333	(2,937)

Income tax expense (benefit)	75	54	(1,986)	302	176	2,347

Net income (loss)	$923	$151	$2,349	$3,116	$1,157	$(5,284)

Basic income (loss) per share	$0.08	$0.01	$0.21	$0.28	$0.11	$(0.48)

Diluted income (loss) per share	$0.08	$0.01	$0.21	$0.28	$0.10	$(0.48)

Shares outstanding—basic	11,198,748	11,079,007	11,079,007	11,139,670	11,006,372	11,006,372

Shares outstanding—diluted	11,217,550	11,145,662	11,145,662	11,155,113	11,068,147	11,006,372

Pro forma Net Income as Presented on a Non-GAAP Basis Reconciled to GAAP Basis

	(unaudited) Three Months Ended March 31, 2002	(unaudited) Year Ended March 31, 2002
Pro forma net income as presented on a non-GAAP basis	$151	$1,157
Effect of one-time charges:
Inventory reserves—cost of sales	—	(2,377)
Accounts receivable reserves—general and administrative expenses	—	(592)
Write-off of miscellaneous intangibles/other assets—selling and marketing	—	(869)
Other expense	—	(134)
Valuation allowance, net of one time tax benefit of $2.0 million in 4Q2001	2,040	(2,171)
Restructuring costs	158	(298)

Net income (loss) on a GAAP basis	$2,349	$(5,284)

AMX CORPORATION

Consolidated Balance Sheets

(in thousands)

	March 31, 2003	March 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$4,961	$1,245
Receivables, net	9,820	13,579
Inventories	7,274	11,700
Prepaid expenses and other	1,234	2,842

Total current assets	23,289	29,366

Property and equipment, at cost, net	6,899	8,265

Other assets	292	383

Total assets	$30,480	$38,014

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,167	$7,295
Current portion of long-term debt	766	1,021
Line of credit	3,000	7,600
Other accrued expenses	4,036	5,296

Total current liabilities	10,969	21,212

Long-term liabilities	455	1,013

Shareholders’ equity:
Common stock	117	116
Additional paid-in capital	24,407	24,258
Retained deficit	(1,000)	(4,117)
Less treasury stock	(4,468)	(4,468)

Total shareholders’ equity	19,056	15,789

Total liabilities and shareholders’ equity	$30,480	$38,014